Exhibit 99

  FOR RELEASE: IMMEDIATE
  ----------------------

           TDS AND USM CONFIRMED AS FULLY QUALIFIED TO BE
               FCC LICENSEES; LA STAR ISSUES RESOLVED
                   IN WISCONSIN RSA 8 PROCEEDING

  September 28, 1995, Chicago, Illinois -- Telephone and Data
  --------------------------------------
  Systems, Inc. [AMEX: TDS] and United States Cellular Corporation [AMEX: USM] announced today that a Federal Communications Commission ("FCC") administrative law judge issued a ruling yesterday finding both companies fully qualified to be FCC licensees. The decision favorably resolves candor issues raised in the La Star and Wisconsin 8 (Vernon) Rural Service Area ("RSA") matters.

  As previously reported on February 1, 1994, the FCC ordered a hearing to determine whether, in a proceeding involving the application of La Star Cellular Telephone Company for a cellular license in a portion of the New Orleans Metropolitan Statistical Area, USM misrepresented facts to, lacked candor in its dealings with, or attempted to mislead the FCC. The judge's decision, issued yesterday, resolves favorably the character issues designated for hearing by the FCC on February 1, 1994.

  In the decision, the judge ruled in favor of TDS and its affiliates finding that USM and its principals were candid in the La Star proceeding and had no intent or motive to misrepresent facts or mislead the FCC in statements they made in the La Star proceeding. The judge also confirmed that TDS and USM are fully qualified to be FCC licensees. In so ruling, the judge also ordered that the application of TDS, as amended to reflect Wisconsin RSA No. 8 Limited Partnership as the applicant for a construction permit for Wisconsin RSA 8 (wireline), be granted.

  TDS is a Chicago-based telecommunications company with established operations in cellular telephone, local telephone and radio paging. Recently, TDS, through its wholly owned subsidiary, American Portable Telecommunications ("APT"), was granted eight broadband Personal Communications Services licenses for which APT was the successful bidder in an FCC-conducted auction. TDS strives to build value for its shareholders by providing excellent communications services in attractive, closely related segments of the telecommunications industry.

  Headquartered in Chicago, USM manages and invests in cellular systems throughout the United States. As of June 30, 1995, USM owned or had the right to acquire interests representing
  24.8 million population equivalents in 208 markets. At that date, USM managed operational systems serving 148 markets.

  CONTACTS: TDS: Karen M. Stewart         Murray L. Swanson
                 Vice President -         Executive Vice
                 Investor Relations       President - Finance
                 (608) 828-8316           (312) 630-1900

            USM: Kenneth R. Meyers
                 Vice President - Finance
                 (312) 399-8900


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